                                  Exhibit 11

                           INNOVASIVE DEVICES, INC.

    Statement Regarding Computation of Pro Forma Net Loss Per Common Share
                     (In thousands; except per share data)

                                                                   Year Ended December 31,
                                                             ------------------------------------
                                                                 1996                   1995
                                                                 ----                   ----
 Net loss                                                     $   (4,062)             $   (3,734)
                                                              ==========              ==========
 Weighted average common shares outstanding:

      a.    Shares attributable to common
              stock outstanding                                    4,911                   1,811

      b. Shares attributable to mandatorily
              convertible preferred stock                          1,522                   3,002

      c. Shares attributable to common stock
         options pursuant to SAB 83 (1)                               32                     126
                                                              ----------              ----------
 Weighted average common shares outstanding                        6,465                   4,939
                                                              ==========              ==========
 Net loss per share                                               $(0.63)                 $(0.76)
                                                              ==========              ==========


__________
(1) No shares were attributed to common stock options subsequent to March 31, 1996, since, in accordance with APB 15, the inclusion of such shares would be anti-dilutive.